EXHIBIT 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”) dated as of November 24, 2008, amends the Rights Agreement between Internet America, Inc., a Texas corporation (the “Company”), and American Stock Transfer & Trust Company, a New York company (the “Rights Agent”) dated August 9, 2004, as amended by Amendment No. 1 to Rights Agreement dated as of December 10, 2007 (as amended, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

1. Pursuant to the Agreement, the Board of Directors of the Company authorized and declared a dividend, and thereby directed the issuance, of a Right to purchase one Common Share for and in respect of each Common Share outstanding, upon the occurrence of the events and subject to the conditions set forth in the Agreement.

2. The Board of Directors has approved the issuance of shares of Company common stock pursuant to the terms and conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 14, 2008 between the Company and KeyOn Communications Holdings, Inc. (“KeyOn”) providing for the merger of a wholly owned subsidiary of the Company with and into KeyOn (the “Merger”).

3. The consummation by the Company of the transactions contemplated by the Merger Agreement could make KeyOn, its shareholders or their affiliates (collectively, the “KeyOn Affiliates”) an “Acquiring Person” or constitute a “Flip-In Event” under the Rights Agreement;

4. The Rights Agreement provides that the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make any provisions with respect to the Rights which the Company may deem necessary or desirable.

          5. The Board of Directors desires to amend the Rights Agreement to assure that the transactions contemplated by the Merger Agreement will not make KeyOn, its shareholders or affiliates an “Acquiring Person” or constitute a “Flip-In Event” under the Rights Agreement.

          6. The board of directors of the Company has determined it advisable and in the best interest of its stockholders to enter into this Amendment to enable the Company to consummate the transactions contemplated by the Merger Agreement.

AGREEMENT

Section 1. Acquiring Person. The definition of Acquiring Person in Section 1(a) of the Agreement is hereby amended to add the following sentence as the last sentence of such definition:

“Neither KeyOn Communications Holdings, Inc., a Delaware corporation (“KeyOn”), nor any of its Affiliates or Associates shall become an Acquiring Person as a result of the execution and delivery by the parties thereto of that certain Agreement and Plan of Merger by and among KeyOn, IA Acquisition, Inc. and the Company dated as of November 14, 2008, as the same may be hereinafter amended from time to time (the “Merger Agreement”) or the consummation of any of the transactions contemplated by the Merger Agreement.”

Section 2. Beneficial Owner. Section 1(c) of the Agreement is hereby amended to add the following sentence as the last sentence of such definition:

“Notwithstanding anything in this Agreement to the contrary, neither KeyOn nor any of their Affiliates or Associates shall become a Beneficial Owner as a result of the execution and delivery by the parties thereto of the Merger Agreement or the consummation of any of the transactions contemplated by the Merger Agreement.”

Section 3. Adjustment of Purchase Price. Section 11(a)(i) of the Agreement is hereby amended to add the following sentence as the last sentence of such section:

“Notwithstanding anything in this Agreement to the contrary, neither the execution and delivery of the Merger Agreement, nor the consummation of any of the transactions contemplated by the Merger Agreement, shall constitute a reclassification of the Common Shares.”

Section 4. Binding Agreement. Except as expressly amended hereby, the Agreement remains in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

INTERNET AMERICA, INC.

By:	/s/ William E. Ladin, Jr.
William E. Ladin, Jr., Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By: /s/ Felix Orihuela
Felix Orihuela, Vice President